Exhibit 3.124

CERTIFICATE OF FORMATION

OF

CIVF I – IL1B01 & IL1M01, LLC

This Certificate of Formation of CIVF I – IL1B01 & IL1M01, LLC (the “LLC”), dated as of November 26, 2003, has been duly executed and is being filed to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.).

FIRST. The name of the Limited liability company formed hereby is CIVF I—IL1B01 & IL1M01, LLC.

SECOND. The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company. Corporation Trust Center, 1209 Orange Street, Wilmington. New Castle County, Delaware 19801.

THIRD. The name and address of this registered agent for service of process on the LLC in the State of Delaware is The Coronation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

FOURTH. Cabot Industrial Value Fund, L.P. a Delaware limited partnership, is the sole member of the LLC.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

By:	/s/ Howard L. Rosenberg
Howard L. Rosenberg
Authorized Person